ARTICLES OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                TOMPKINS ENVIRONMENTAL CORPORATION


          Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Tompkins Environmental
Corporation (the "Company").

          SECOND:   The following amendments to the Articles of
Incorporation of the Company were duly adopted by the stockholders of the Company at a meeting held September 14, 1996, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                         ARTICLE I - NAME

          The name of this corporation is "ICON SYSTEMS, INC."

          THIRD:    These amendments do not provide for any exchange,
reclassification or cancellation of issued shares; however, pursuant to the resolution adopted by the stockholders of the Company at the meeting held September 14, 1996, the 22,154,939 one mill ($0.001) par value common voting shares issued and outstanding were reverse split on a basis of one for 1,000, while retaining the authorized shares at 100,000,000 and retaining the par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company, and resulting in a total of approximately 22,155 shares of one mill ($0.001) par value common voting stock being issued and outstanding. No stockholder's shareholdings will be reduced below 50 shares as a result of such reverse split.

          FOURTH:   The amendments adopting the reverse split of the
Company's common stock and the change of name to "Icon Systems, Inc.", were adopted by the stockholders at a meeting held September 14, 1996.

          FIFTH:    These amendments were not adopted by the incorporators
or the Board of Directors without stockholder action.

          SIXTH:    (a)  The designation and number of outstanding shares
of each class entitled to vote thereon as a class were as follows, to-wit:

               CLASS                    NUMBER OF SHARES

               Common                           22,154,939

                    (b) The number of shares voted for the amendment was 12,000,500, with none opposing and none abstaining.


          IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the Company under the penalties of perjury this 17 day of September, 1996.

                         TOMPKINS ENVIRONMENTAL CORPORATION


                         By /s/ Michelle Wheeler
                                 --------------------
                            Michelle Wheeler, President

Attest:


/s/ Steven D. Moulton
---------------------
Steven D. Moulton, Secretary